Exhibit 99.1

Investor Relations
682-278-0999
investor.relations@aa.com
FOR IMMEDIATE RELEASE
AMERICAN AIRLINES GROUP
ANNOUNCES PRICING OF UNSECURED SENIOR NOTES
FORT WORTH, Texas, February 20, 2020––American Airlines Group Inc. (NASDAQ: AAL) (the “Company”) today announced that it priced $500.0 million aggregate principal amount of unsecured senior notes due 2025 (the “notes”). The notes will have an interest rate of 3.75% per annum and are being issued at a price equal to 100% of their face value. The notes will be guaranteed on a senior unsecured basis by the Company’s direct wholly-owned subsidiary, American Airlines, Inc.

The Company intends to use the net proceeds from the offering to fund contributions to its pension plans.

The notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers, as defined in, and in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions outside the United States in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act or any other securities laws of any jurisdiction and will not have the benefit of any exchange offer or other registration rights. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Forward-Looking Statements

Certain of the statements contained or referred to herein, including those regarding the proposed offering of the notes, represent the Company’s expectations or beliefs concerning future events and should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause actual results to differ from the Company’s expectations, including but not limited to, factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this release or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such statements other than as required by law.